EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Le Gaga Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-173979) on Form S-8 of Le Gaga Holdings Limited of our reports dated July 20, 2012, with respect to the consolidated balance sheets of Le Gaga Holdings Limited and subsidiaries as of March 31, 2010, 2011 and 2012, and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the years in the three-year period ended March 31, 2012 and the effectiveness of internal control over financial reporting as of March 31, 2012, which reports appear in the March 31, 2012 annual report on Form 20-F of Le Gaga Holdings Limited.

/s/ KPMG

Hong Kong, China

July 20, 2012